EXHIBIT 1
                                 AMENDMENT NO. 1

                                       to

                     American President Lines, Ltd. ("APL")
                  Orient Overseas Container Line, Inc. ("OOCL")
           Reciprocal Slot Exchange and Coordinated Sailing Agreement

       This Amendment of the above-referenced Agreement dated July 24, 1991 between APL and OOCL is entered into as of the 31 day of January, 1994 between the same Parties, each in the same capacity.

       WHEREAS, APL has previously entered into legally binding contracts for the construction of six (6) new C-11 vessels (the "APL C-11 Vessels"); and

       WHEREAS, the parties wish to provide for OOCL's contemplated new ship construction program and for certain other matters;

       The Parties agree as follows:

       I.      This Amendment shall take effect upon the latest of:

               (1) The date this Amendment may become effective after filing with the Federal Maritime Commission in accordance with the Shipping Act of 1984,

               (2) The date on which any required approval of this Amendment by the Maritime Administration, U.S. Department of Transportation, shall have been granted and become final, and

               (3) The date ship construction contracts for six (6) Vessels to be built pursuant to similar specifications and essentially the same size and speed as the APL C-11 Vessels (the "OOCL New Vessels") shall have been entered into by OOCL, directly or through affiliated corporations, and become legally binding. (The OOCL New Vessels and the APL C-11 Vessels shall hereinafter be collectively referred to as the "New Vessels.")

       II. The first sentence of subsection a. of Article 9.1 of the Agreement is hereby amended to read as follows:

               "This Agreement as amended shall take effect as of the Effective Date determined in accordance with subsection b. below and shall continue through and including December 31, 2005."

       III. The following provisions are hereby added at the end of subsection a. of Article 9.2 of the Agreement:

               "The provisions of this subsection 9.2.a. shall lapse and cease to have effect two (2) years following delivery of the first New Vessel or, if later, one year following delivery of the last New Vessel by the shipyard unless there is in existence a material issue arising under this subsection, as to which a Party shall then have demanded consultation and which shall not have been resolved as of such time, in which case the provisions of this subsection 9.2.a. shall continue in effect.

               In the event that APL and OOCL enter into a coordinated service arrangement with a third party carrier in the Trade, the Parties will review this subsection 9.2.a. with a view to modifying this subsection to the extent the Parties agree is appropriate.

       IV. Subsections a. and d. of Article 9.2. are hereby amended by substituting the number 305 for the number 90 in each of said subsections.

       V.      Subsection 9.2.c. is hereby revised to read as follows:

               "c.   If any government or agency thereof imposes upon any Party any restriction, or any required approval or condition thereof existing as of the date hereof is withdrawn or shall cease to have effect by operation of law or otherwise, which restriction, or the absence of which approval or condition, shall or would have a material adverse effect upon a Party in the Trade, the Party upon whom such restrictions are imposed, or for whom such approvals are required, shall fully advise the other Party thereof. Thereafter, the Parties, each acting in good faith, shall take all reasonable measures to ameliorate the effects of such restriction or absence or cessation of approval and to adapt their services to the new situation created thereby to the extent commercially practicable. If, within sixty (60) days after the giving of such advice, all such ameliorative efforts have failed and the Parties fail to reach agreement as to any such adaptation and the effect of the restriction or disapproval shall have a continuing material adverse effect upon a Party in the Trade, either Party may terminate the Agreement upon not less than three hundred five (305) days prior written notice after expiry of such sixty (60) day cure period; provided however, in the event of any such restriction or disapproval which results in the severance of article 13 of this Agreement, the phrase 'material adverse effect' shall mean actual damages material to its business in the Trade and not anticipated or hypothetical damages."

       VI. Subsection d. of Article 9.2 is hereby amended by adding the following sentence at the end of the subsection: "The provisions of this subsection 9.2.d. shall lapse and cease to have effect after December 31, 1997."

       VII. Article 18: "Signature Page" is hereby renumbered Article 19, and the following new Article 18 is added:

               "Article 18:  Undertaking With Respect to Stock Transactions

               a. Both of the Parties to this Agreement agree that, during the term of this Agreement and for a period of one (1) year after the expiration of such term, neither it nor any subsidiary or affiliate, acting alone or as part of a group, will acquire, or offer to agree to acquire, directly or indirectly, by option or otherwise, more than one percent (1%) of the outstanding voting securities of the other Party to this Agreement or its direct or indirect parent, or otherwise seek to influence or control in any manner the management or policies of any such other Party or its direct or indirect parent (other than in connection with the matters contemplated by this Agreement), without the prior written consent of such other Party.

               b. If there is a change in control of a Party, or any person or entity that directly or indirectly controls that Party, such change of control shall be deemed a breach of that Party's obligations under this Agreement permitting the other Party to
               terminate the Agreement for cause under Article 9.2.b.   A change
               in control is defined for these purposes as the acquisition by a person or entity, other than a subsidiary or an affiliate of the Party that has not itself undergone a change in control, of control of 30% or more of the beneficial ownership of the Party. An affiliate is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Party."

       VIII. The Parties shall file with the Federal Maritime Commission revised pages of APL/OOCL, Reciprocal Slot Exchange and Coordinated Sailing Agreement in compliance with the Commission's rules at 46 C.F.R. Part 572 promptly following execution of this Amendment.

AMERICAN PRESIDENT LINES, LTD.ORIENT OVERSEAS
CONTAINER LINE, INC.


By  /s/ J. Hayashi                                     By:  /s/ C H Chung
Printed Name:  J. Hayashi                              Printed Name:  C H Chung
Title:  President and                                  Title:  Chairman
        Chief Executive Officer